Exhibit 99

              Dillard's, Inc. Reports May Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--June 2, 2005--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended May 28, 2005 were $518,965,000 compared to sales for the four weeks ended May 29, 2004 of $511,413,000. Sales increased 1% for the four-week period on both a total and comparable store basis.
    Sales for the 17 weeks ended May 28, 2005 were $2,321,964,000 compared to sales for the 17 weeks ended May 29, 2004 of $2,365,808,000. Sales decreased 2% for the 17-week period on both a total and comparable store basis.
    During the four weeks ended May 28, 2005, sales in the Western region significantly exceeded the Company's average sales performance. Sales were above trend in the Eastern region and below trend in the Central region.
    During the four weeks ended May 28, 2005, sales of lingerie, accessories and shoes significantly exceeded the Company's average sales performance. Sales of furniture were significantly below trend for the period.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965